EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

dated as of

October 6, 2021

by and between

SALINAS DIVERSIFIED VENTURES, INC.,

a California Corporation, and Wholly Owned Subsidiary of

MARIJUANA COMPANY OF AMERICA, INC., a Utah Corporation,

and

VBF BRANDS, INC., a California Corporation, a Wholly Owned Subsidiary of SUNSET

ISLAND GROUP, INC., a Colorado Corporation,

and

LORI LIVACICH, Individually, and as an Affiliate of VBF BRANDS, INC., SUNSET

ISLAND GLOBAL, INC.,

and

ST. GEORGE INVESTMENTS, LLC, a Utah Limited Liability Company ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is dated as of October 6, 2021 (the “Effective Date”), by and among Salinas Diversified Ventures, Inc., a California corporation, and wholly owned subsidiary of Marijuana Company of America, Inc., a Utah corporation (“Buyer”), VBF Brands, Inc., a California corporation (“VBF”), and wholly owned subsidiary of Sunset Island Group, Inc., a California corporation (“SIGO”),” Lori Livacich, an individual (“Livacich”), and St. George Investments, LLC, a Utah limited liability company (“St. George”). Buyer, VBF, SIGO, Livacich and St. George may be collectively referred to as the “Parties.” Capitalized terms used herein without definition are defined in Article 8.

RECITALS

WHEREAS, VBF holds licenses and permits in good standing and in full force and effect authorizing it to operate a cannabis nursery, cultivation, manufacturing, and distribution business located in Salinas, California. VBF additionally owns various fixed assets including machinery and equipment, a lease for real property located at 20420 Spence Road, Salinas, California, 93908, leasehold improvements, good-will, inventory, tradenames including “VBF Brands” value and purpose, trade secrets, intellectual property, and other tangible and intangible properties concerning the operation of a California licensed cannabis nursery, cultivation facility, and operations for the manufacturing and distribution of cannabis and cannabis products, hereafter referred to as VBF’s “Business.”

WHEREAS, VBF is a California corporation in good standing with 27,000,000 shares authorized and 5,924,640 shares issued and outstanding as of September 16, 2021.

WHEREAS, on December 8, 2017, SIGO issued to St. George a secured convertible promissory note in the original face amount of $170,000.00 (“Note 1”), issued pursuant to that certain Securities Purchase Agreement by and between SIGO and St. George of even date therewith.

WHEREAS, on February 13, 2018, SIGO issued to St. George a secured convertible promissory note, in the original face amount of $4,245,000.00 (“Note 2”), issued pursuant to that certain Securities Purchase Agreement by and between Assignor and the Company of even date therewith. As part of Note 2, SIGO also issued warrants to St. George to purchase shares in SIGO in regards to Note 2, and fifty (50) shares of Series A Preferred Stock in SIGO. Note 1 and Note 2 shall be referred to as the “SIGO Notes.”

WHEREAS, VBF desires to sell, transfer, assign, convey and deliver to Buyer all of VBF’s outstanding stock, and to appoint Buyer or its designee as President of VBF, and vest sole management control, authority, and responsibility of VBF and its Business in and to Buyer or its designee, and Buyer desires purchase, acquire, assume, and accept the same, subject to the terms and conditions set forth in this Agreement, and the attached Management Services Agreement, Cooperation Agreement and Executive Employment Agreement, including all related Exhibits and Schedules thereto.

WHEREAS, as consideration for Buyer’s acquisition of VBF and its common stock and Business, Buyer agrees to assume, upon the execution of this Agreement and other Transaction Documents, and subject to VBF and Livacich’s compliance with the terms and conditions of this Agreement and the attached Management Services Agreement, Cooperation Agreement and Executive Employment Agreement, 100% of SIGO’s Note 1 and Note 2. The Parties further agree that after six months and one day from the Effective Date, Buyer will forgive all of the debt associated with the SIGO Notes in favor of VBF and SIGO. Concurrently, on the Effective Date, St. George shall cancel the SIGO warrants issued to St. George in connection with the SIGO Notes, and to cancel and return to SIGO’s treasury fifty (50) shares of Series A Preferred Stock of SIGO.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1 PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

1.1 Sale and Transfer of Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, VBF shall sell, transfer, assign, convey, and deliver to Buyer, and Buyer shall purchase, acquire and accept from VBF, all of VBF’s right, title, and interest in and to one hundred percent (100%) of VBF’s issued and outstanding common stock, and all of VBF’s fixed assets including VBF’s machinery and equipment, leasehold improvements, good-will, inventory, tradenames including “VBF Brands” value and purpose, trade secrets, intellectual property, and other tangible and intangible properties concerning the operation of VBF’s California licensed cannabis nursery, cultivation facility, and operations for the manufacturing and distribution of cannabis and cannabis products, and the related properties, rights, and assets concerning VBF’s Business (excluding the Excluded Assets), as and to the extent existing on the Closing Date (such properties, rights and assets are hereinafter collectively referred to as the “Acquired Assets”), free and clear of all Liens other than Permitted Liens, including:

2

•	all Contracts associated with the Business, including, without limitation, the Assumed Contracts set forth on Schedule 1.1(a) (the “Assumed Contracts,” including an Executive Employment Agreement with Livacich, a Management Services Agreement and Cooperation Agreement between the Buyer, VBF and Livacich; and a Joint Venture Agreement between Jane, Inc., and VBF dated March 5, 2020, each containing material terms and conditions;
•	all VBF fixed assets, including fixtures and equipment, good-will, inventory, tradenames including “VBF Brands” value and purpose, trade secrets, intellectual property and other tangible and intangible properties of any kind concerning the operation of VBF’s California licensed cannabis nursery, cultivation facility, and operations for the manufacturing and distribution of cannabis and cannabis products, and the related properties, rights, and assets and all leasehold improvements associated with the Business;
•	all VBF leases associated with the Business that are assignable with landlord authorization;
•	all Customer Accounts associated with the Business;
•	all of VBF’s claims, demands, deposits (including damage deposits for leases, utilities and any third parties that VBF paid), refunds, rebates, causes of action, rights of recovery, rights of setoff and rights of recoupment relating to the foregoing, arising on or after the Closing Date;
•	all general, financial and personnel records, ledgers, sales invoices, accounts receivable records, files, books and documents, correspondence and other files and records, including customer lists and sales records, of VBF relating to the Business;
•	conditioned upon VBF’s and Livacich’s compliance with the terms and conditions of the Management Services Agreement, the Executive Employment Agreement and Cooperation Agreement, Buyer will assume, upon the Closing of this Agreement, one hundred percent (100%) of the SIGO Notes. The Parties further agree that after six months and one day from the Effective Date, Buyer will forgive all of the debt associated with the SIGO Notes in favor of VBF and SIGO. The assignment and assumption agreement is included as Schedule 1.1(b). Concurrently, on the Effective Date, St. George shall cancel the SIGO warrants issued to St. George in connection with the SIGO Notes, and to cancel and return to SIGO’s treasury fifty (50) shares of Series A Preferred Stock of SIGO all prepaid charges, expenses, sums, and fees of VBF;
•	all trade names, logos, common law trademarks, trade dress, registered trademarks and service marks of the Business and all other Intellectual Property used in the Business, including “VBF Brands” value and purpose;
•	all goodwill of the Business owned by VBF; and
•	all other properties, assets and rights, tangible, or intangible, owned or held by VBF as of the Closing Date that are used in the operation of the Business, and which are not otherwise Excluded Assets.
•	all licenses and permits associated with the operation of the Business, including all cannabis licenses issued by the City of Salinas, County of Monterey, and the State of California, and VBF, and Livacich’s compliance with affecting a change of ownership over VBF’s cannabis licenses with the City of Salinas, County of Monterey, and the State of California cannabis licenses and permits in favor of Buyer; Licenses and Permits set forth on Schedule 1.1(c).
3

1.2 Excluded Assets. Buyer is not acquiring, and VBF shall retain after the Closing, the following assets, rights, and properties not specifically included in the Acquired Assets (collectively, the “Excluded Assets”). Without limiting the generality of the foregoing, and notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the Excluded Assets shall include:

•	the Contracts to which VBF is a party that are not Assumed Contracts;
•	all amounts due to VBF from customers related to services or products provided or sold by VBF prior to the Closing Date;
•	all VBF cash, accounts receivable and cash equivalents as of the Closing Date.

1.3 Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, Buyer shall assume and thereafter pay, perform, and discharge as and when due only the following Liabilities (and specifically excluding the Excluded Liabilities) of VBF and SIGO (the “Assumed Liabilities”):

•	subject to VBF, Livacich’s compliance with all terms and conditions of the Management Services Agreement, Executive Employment Agreement and Cooperation Agreement, Buyer will assume, upon the Closing of this Agreement, one hundred percent (100%) of the SIGO Notes. The Parties further agree that after six months and one day from the Effective Date, Buyer will forgive all of the debt associated with the SIGO Notes in favor of VBF and SIGO.
•	all prepaid charges, expenses, sums, and fees of VBF, and all Liabilities otherwise incurred by Buyer under the Assumed Contracts and Assumed Customer Accounts, in each case excluding any such Liabilities to the extent arising from any occurrence or breach, default, misconduct, negligence or other form of noncompliance by VBF and/or SIGO thereunder after the Closing Date;
•	all Liabilities for or in respect of Taxes in respect of the Acquired Assets arising after the Closing Date with respect to periods after the Closing Date;

1.4 Liabilities Not Assumed. Buyer shall not assume or otherwise be responsible for any of the Excluded Liabilities. The Excluded Liabilities shall be retained by and shall remain the sole responsibility of VBF and/or SIGO, and VBF and/or SIGO shall pay, perform, and discharge the Excluded Liabilities as and when due. “Excluded Liabilities” shall mean every Liability of VBF and/or SIGO other than the Assumed Liabilities, including:

•	any Liability relating to, based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, the Business as operated prior to the Closing Date, or the ownership, possession, use, operation or sale or other disposition prior to the Closing Date of any Acquired Assets (or any other assets, properties, rights, or interests associated, at any time prior to the Closing Date, with the Business);
•	any Liability under the Assumed Contracts to the extent arising from any indemnification obligation, breach, default, misconduct, negligence, or other form of noncompliance by VBF and/or SIGO thereunder prior to the Closing Date;
•	any Liability arising from any Contract of VBF and/or SIGO (other than the Assumed Contracts, prior to the Closing Date subject to the limitations set forth herein), including the Excluded Contracts;
•	any Liability related to any Claim based in whole or in part on events or conditions occurring or existing in connection with, or arising out of, or otherwise relating to, the Business as operated by VBF, SIGO or any of their respective Affiliates (or any of their respective predecessors-in-interest) prior to the Closing Date, or the ownership, possession, use, operation, sale or other disposition prior to the Closing Date of any of the Acquired Assets (or any other assets, properties, rights or interests associated, at any time prior to the Closing Date, with the Business);
4

•	except for the executive employment agreement with Livacich included in Schedule 1.1(a), any Liability with respect to any Employee Plan or any Employee Benefit Arrangement of VBF (including under any employment, severance, deferred compensation, retention, or termination agreement with any employee of VBF and/or SIGO or relating to employee payroll, vacation, sick leave, workers compensation or unemployment benefits accrued through the Closing Date or thereafter;
•	any Liability arising out of or relating to any employment-related claim or grievance of any current or former employee of VBF and/or SIGO arising out of or relating to events occurring prior to the Closing Date;
•	any Liability of VBF and/or SIGO to any stockholder or other equity holder or former stockholder or other former equity holder of VBF and/or SIGO prior to the Closing Date;
•	any Liability of VBF and/or SIGO for Taxes prior to the Closing Date;
•	any Liability arising from any failure by VBF and/or SIGO to comply with any applicable Law or Order prior to the Closing Date;
•	any Indebtedness of VBF and/or SIGO (other than Assumed Liabilities as provided herein), including amounts owed to Affiliates of VBF and/or SIGO prior to the Closing Date;
•	any Liability relating to litigation of or involving VBF and/or SIGO or otherwise affecting any of their respective assets prior to the Closing Date;
•	any Liability of VBF and/or SIGO under this Agreement or any other Transaction Document prior to the Closing Date;
•	any Liability of VBF and/or SIGO arising in connection with the consummation of the Transactions prior to the Closing Date;
•	any Liability of VBF and/or SIGO to the extent relating to any property or facility presently or formerly owned, operated, leased, or used by VBF and/or SIGO or their corporate predecessors, including any such Liability arising under or relating to Environmental, Health and Safety Laws prior to the Closing Date; and
•	any other Liability relating to the Excluded Assets.

ARTICLE 2 CLOSING/PURCHASE PRICE

2.1 The Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement, the closing (the “Closing”), shall take place remotely via the electronic exchange of documents and signatures on the date and at the time on which the Parties mutually agree (the “Closing Date”). The Closing will be deemed effective as of 5:01 p.m. Pacific Daylight Savings Time on the Closing Date.

2.2 Purchase Price. The aggregate purchase price for the Acquired Business, Assets and the Assumed Liabilities shall be Buyer’s assumption of one hundred percent (100%) of the SIGO Notes. The Parties further agree that after six months and one day from the Effective Date, Buyer will forgive all of the debt associated with the SIGO Notes in favor of VBF and SIGO. Concurrently, on the Effective Date, St. George shall cancel the SIGO warrants issued to St. George in connection with the SIGO Notes, and to cancel and return to SIGO’s treasury fifty (50) shares of Series A Preferred Stock of SIGO all prepaid charges, expenses, sums, and fees of VBF; Additionally, Buyer agrees to retain Livacich as an officer and consultant upon Closing (see the Executive Employment Agreement in Schedule 1.1(a).

5

2.3 Payment. Upon the execution of this Agreement and the other Transaction Documents, Buyer, SIGO and St. George shall concurrently execute the assignment and assumption agreement for the SIGO Notes with St. George (Schedule 1.1(b). Buyer, SIGO and VBF will execute the appropriate shareholder/member consents and director/manager resolutions approving this Agreement and the Transaction, the Management Services Agreement and Cooperation Agreement between VBF, SIGO and Buyer referenced in the Cooperation Agreement and Management Services Agreement, included herewith as material to this Transaction. VBF shall accept the resignation of Livacich as a director and officer, and concurrently: (i) appoint Buyer, or Buyer’s designee, as sole director, President and Chief Executive Officer of VBF; (ii) appoint Livacich as officer; and, VBF shall concurrently begin the regulatory processes with the City of Salinas, County of Monterey, and the State of California (“Licensing Authorities”) for the change of ownership over the Licenses and Permits reflecting Buyer as owner operator of the Licenses and Permits.

2.4 Condition Precedent. The Closing is conditioned upon (i) VBF and SIGO’s full corporate authorization, consent and execution of this Agreement; (ii) VBF’s sale to Buyer of 100% of the issued and outstanding shares of VBF; (iii) VBF and Livacich’s full corporate authorization, consent compliance with and execution of the Management Services Agreement and Cooperation Agreement; (iv) SIGO’s disclosure of the Agreement on Form 8-K with the Securities and Exchange Commission; (v) VBF and Livacich’s full cooperation in Buyer’s financial auditing of VBF in accordance with ASC 805, including providing unrestricted access to all VBF corporate and financial records and providing all necessary cooperation with VBF financial personnel; (vi) VBF and Livacich’s full cooperation in aiding and assisting Buyer with its change of ownership applications with the Licensing Authorities; (vii) VBF’s and Livacich’s truthful representations and execution of and compliance with the terms and conditions of the Executive Employment Agreement, Management Services Agreement and the Cooperation Agreement.

2.5 Closing Deliveries by VBF and SIGO. On the Closing Date, VBF shall deliver or cause to be delivered to Buyer:

•	resolutions of VBF and SIGO’s respective shareholders, directors, managers, and members required to authorize the execution, delivery and performance of this Agreement, the Management Services Agreement, Cooperation Agreement, and the consummation of the Transactions and a certificate of the Secretary of VBF and SIGO, dated as of the Closing Date, that such resolutions were duly adopted, approved and are in full force and effect;
•	a Bill of Sale and Assignment and Assumption, duly executed by VBF, in the form attached hereto as Exhibit A;
•	a properly executed statement described in Treasury Regulations § 1.1445-2(b)(2) certifying that VBF is not a foreign person for purposes of Code Section 1445 in the form attached hereto as Exhibit B;
•	copies of all consents to assignment to Buyer of each Acquired Asset, to the extent necessary for transfer, included in the Schedules; and,
•	such other documents and instruments as may be required under this Agreement, or as are customary and reasonable and requested by Buyer to affect the Transactions contemplated by this Agreement.

2.6 Closing Deliveries by Buyer. On the Closing Date, Buyer shall deliver or cause to be delivered to VBF:

•	resolutions of Buyer’s respective shareholders and directors required to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions and a certificate of the Secretary of Buyer, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;
6

•	subject to the terms and conditions in Article 2, the Purchase Price and executed associated Transaction Documents;
•	an Assignment and Assumption Agreement duly executed by Buyer, VBF, SIGO and St. George for Buyer’s assumption of the SIGO Notes; and,
•	such other documents and instruments as may be required under this Agreement, or as are customary and reasonable and requested by VBF to affect the Transactions contemplated by this Agreement.

2.7 Transaction Taxes. After Closing, Buyer shall be responsible for paying, shall promptly discharge when due, and shall reimburse, indemnify, and hold harmless VBF from, any sales or use, transfer, real property gains, excise, stamp, value added or other similar Taxes, imposed on VBF or Buyer resulting from the sale of the Acquired Assets (“Transaction Taxes”) after the Closing Date. Buyer and VBF shall cooperate to the extent commercially reasonable and legally permitted to minimize any Transaction Taxes.

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF VBF and SIGO

Except as set forth in the Disclosure Schedules, VBF and SIGO represents and warrants to Buyer that the statements contained in this Article 3 are true and correct in all material respects as of the Effective Date:

3.1 Organization, Power, Standing. VBF is a corporation duly organized, validly existing and in good standing under the laws of the state of California. SIGO is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado. Each of VBF and SIGO have all requisite corporate power and authority to own, operate or lease their respective assets owned, operated, and leased by them to conduct the Business as currently conducted as of the date of this Agreement. VBF is duly authorized to conduct business and are in good standing in each jurisdiction where such authorization is required to conduct the Business as currently conducted by it as of the date of this Agreement. True and complete copies of the Articles of Organization of VBF, as the same may have been amended to-date, have been made available to Buyer. Such organizational documents are in full force and effect, and VBF is not in violation of any provision of such organizational documents.

3.2 Authorization and Approval of Agreements. VBF and SIGO have the respective sole power and authority to execute this Agreement and the Transaction Documents to which they are a party. The execution, delivery, and performance by VBF and SIGO of the Transaction Documents, and the consummation by them of the Transactions, have been duly authorized by all necessary company action by VBF and SIGO and no further action by VBF and SIGO or any of its directors or shareholders is required. This Agreement has been, and each other Transaction Document will be, at the Closing, duly executed and delivered by VBF and SIGO and constitute, or will, when delivered, constitute the legal, valid, and binding obligation of VBF and SIGO, enforceable against VBF and SIGO in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

3.3 No Conflict; Third-Party Consents. The execution and delivery of this Agreement, and the other Transaction Documents do not, and the performance and consummation of the Transactions will not (i) violate or conflict with the provisions of the Articles of Organization, Incorporation, By-Laws or Operating Agreement of VBF and SIGO, (ii) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration, result in the loss of a benefit under or result in the creation of any Lien upon any of the Acquired Assets under the terms, conditions or provisions of any Contract, instrument, or other obligation to which VBF and SIGO are parties or any of VBF and SIGO properties or assets are subject, (iii) result in a breach or violation by VBF and SIGO and of any of the terms, conditions or provisions of any Law or Order, or (iv) require on the part of VBF and SIGO and any Permit to be obtained or made.

7

3.4 Approvals. Except for such approvals required to transfer the Acquired Assets with the Licensing Authorities, no consent, approval, or authorization of, or registration or filing with, any Person or Governmental Entity is required in connection with the execution or delivery this Agreement or any other Transaction Document by VBF and SIGO or the consummation of the Transactions by VBF and SIGO.

3.5 Financial Information; No Undisclosed Liabilities. VBF delivered to Buyer financial statements (Section 3.5(a) with true and complete copies of the profit and loss statements of VBF as of November 1, 2020 through March 19, 2021 (collectively, the “Financial Statements”). The Financial Statements (i) fairly present, in all material respects, the financial condition of the Business as of such date, the results of the Business’ operations and changes in members’ equity, and cash flows at and as of the dates and during the periods specified, and (ii) were compiled from books and records regularly maintained by management of VBF used to prepare the Financial Statements of the Business. To the Knowledge of VBF, VBF has no liabilities other than as set forth in the Financial Statements or other liabilities incurred in the ordinary course of business and consistent with past practice as disclosed in Section 3.5(a) of the VBF Disclosure Schedules. VBF has no material liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise that would have a Material Adverse Effect on VBF’s Business, except (a) those which are adequately reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since which are not, individually or in the aggregate, material in amount.

3.6 Contracts. Prior to the date hereof, VBF has made available to Buyer true, correct and complete copies of all of such material written Contracts, each such material written Contract is legal, valid, binding, enforceable, and in full force and effect, and except for any case where a material written Contract expires in accordance with its terms after the date of this Agreement, VBF is not in breach or default in any material respect under any such Contract, and to the Knowledge of VBF, no other party to any such Contract is in breach or default thereof. None of the material written Contracts is between VBF and any member, officer, director, Affiliate of family member thereof.

3.7 Leased Real Property; Tangible Property; Title to Acquired Assets. VBF has not acquired or disposed of any ownership interest in any real property. Section 3.7(a) of the VBF Disclosure Schedule contains a list of all the addresses of all real property leased by VBF (to the extent applicable to the Business), indicating the name and address of the lessor and/or sublessor together with any amendments, modifications, extensions, or other agreements thereto (the “Real Property Leases”). With respect to the premises subject of the Real Property Leases, (i) VBF has quiet possession thereof, and has valid leasehold interests providing exclusive and legally enforceable rights to use such premises, free and clear of all Liens other than Permitted Liens; (ii) the current use of the premises by VBF does not violate the certificate of occupancy thereof, any local zoning or similar land use or other Laws or any of the terms and conditions of the applicable Real Property Lease; and (iii) VBF has not received written notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the same. There are no leases, subleases, licenses, concessions, or other agreements granting to any party or parties other than VBF the right of use or occupancy of any portion of, or any interest in, any of the premises that are the subject of the Real Property Leases, and, to the Knowledge of VBF, there are no outstanding options or rights of first refusal to purchase any of the same. No premises that are the subject of any Real Property Lease are used for any material purpose other than the conduct of the Business.

VBF has good, marketable, and valid title to, or a valid license and/or leasehold interest in, all of the Acquired Assets, subject to the SIGO Notes. The properties and Acquired Assets of the Business are suitable for the purposes for which they are intended, have been maintained in accordance with normal industry practices and are in good operating condition and repair in all material respects and are usable in the ordinary course of business.

8

The Acquired Assets constitute all of the property and assets (real, personal, tangible and intangible) used by VBF in the Business as presently conducted and are sufficient to enable Buyer to operate the Business immediately after the Closing in substantially the same manner as VBF conducted the Business on the Closing Date.

3.8 Intellectual Property.

•	Business Intellectual Property. Section 3.8(a) of VBF’s Disclosure Schedule contains a complete and accurate list of the material Business Intellectual Property that is used to conduct the Business by VBF.
•	License Agreements. VBF is not a party to any license, sublicense or other agreement relating to Business Intellectual Property pursuant to which VBF either licenses any Business Intellectual Property owned by VBF or relating to the right of VBF to use the intellectual property or proprietary rights of any Person.
•	No Infringement. To the Knowledge of VBF, VBF’s operation of the Business does not infringe upon the Intellectual Property rights of any other Person. To the Knowledge of VBF, no Person or any of such Person’s products or services, Intellectual Property or other operation of such Person’s business is infringing upon (including infringement by dilution), violating, or misappropriating any Business Intellectual Property.
•	No Liens/Ownership. To the Knowledge of VBF, VBF has all right, title and interest in to or all required rights to use the Business Intellectual Property free and clear of all Liens other than Permitted Liens.
3.9	Tax Matters.

VBF has or will have (i) timely filed with the appropriate Taxing Authority (taking into account all available extensions) all Tax Returns concerning Taxes applicable to the Acquired Assets or the Business that are required to be filed by applicable Law in all federal, state, local or foreign jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are correct and complete in all material respects, and (ii) timely paid in full all Taxes required to be paid with respect to the Acquired Assets or the Business (whether or not shown as due on such Tax Returns).

There is no Action pending, nor to the Knowledge of VBF, threat or contemplation of Action, with regard to Taxes, that primarily or exclusively relates to the Acquired Assets or the Business and that would be binding on Buyer or give rise to a Lien with respect to Taxes upon any of the Acquired Assets.

VBF has not received (nor is subject to) any ruling from any Taxing Authority, nor has it entered into (nor are any of them subject to) any election, consent, or agreement (including a closing agreement) with a Taxing Authority with respect to any Acquired Asset or the Business that would be binding on Buyer.

3.10	Litigation. There is no Action pending, nor to the Knowledge of VBF, threatened against VBF or that relates to the Acquired Assets, the Assumed Liabilities, or the Business, and (ii) there is no Order to which VBF is subject. There is no unsatisfied judgment or any Order applicable to VBF, the Business, or the Acquired Assets.
3.11	Employee Matters.

To the Knowledge of VBF, VBF is and, since the date of VBF’s organization, has been in compliance in all material respects with all Laws relating to employment matters, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, classification of employees, immigration, occupational health and safety, discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status or sexual orientation, and the withholding and payment of social security and other Taxes. No Actions are pending or, to the Knowledge of VBF, threatened in any forum by or on behalf of any present employee of VBF alleging breach of any express or implied Contract of employment, any Laws governing employment, or other unlawful, discriminatory, wrongful, tortuous conduct in connection with the employment relationship. VBF is not bound by or subject to (and none of their assets or properties are bound by or subject to) any collective bargaining agreement. There has never been any strike, slowdown, work stoppage or lockout involving VBF or the Business, and no such strike, slowdown, work stoppage, or lockout is pending, or to the Knowledge of VBF, threatened.

9

No employee of VBF will become entitled to any bonus, retirement, severance or similar benefit or enhanced benefit, nor will the vesting of, entitlement to, or receipt of any such benefit be accelerated, solely as a result of the Transactions.

3.12	Compliance with Laws.

To the Knowledge of VBF, VBF is and at all times has been and the Business has been operated in compliance in all material respects with all applicable Laws and Orders. VBF has not nor, to the Knowledge of VBF, has any officer, director, employee, subsidiary, wholly owned subsidiary, or equity holder of VBF received any notice and there are, to the Knowledge of VBF, any threatened or alleged claims of violations, Liability or potential responsibility under any Law or Order to which any VBF is subject. VBF has not conducted any internal investigation with respect to any actual, potential, or alleged material violations of any Law or Order by any of its directors, officers, subsidiary, wholly owned subsidiary, partners, or employees.

Neither VBF, nor to the Knowledge of VBF, any officer, director, employee, partner, subsidiary, wholly-owned subsidiary, or equity holder of VBF has, directly or indirectly (i) offered or paid any illegal remuneration, in cash or in kind, to, or made any illegal financial arrangements with, any current or former customers suppliers, contractors or third party payors of any VBF in order to obtain business or payments from such Persons, (ii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under state or federal Law.

Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, VBF and the Business make no representations or warranties regarding compliance with the federal laws relating to controlled substances and aiding and abetting a criminal offense.

Environmental Matters. To VBF’s Knowledge, VBF is in compliance with all Environmental Laws and any other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in such Environmental Laws, insofar as failure to comply with the same could result in any liability affecting, or other reduce the value of the Business and Acquired Assets. VBF has no Knowledge of any liabilities arising in connection with or in any way relating to the Business and Acquired Assets of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability. VBF is not aware of any event, condition, circumstance, activity, practice, incident, action or plan which will interfere with or prevent continued compliance with or which would give rise to any liability under any Environmental Law or give rise to any common law or statutory liability, based on or resulting from VBF’s or its agents’ manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, or release into the environment, of any Hazardous Substance, that could result in any liability affecting, or other reduce the value of, the Acquired Assets or Business. To VBF’s Knowledge, VBF has taken all actions necessary under applicable requirements of Environmental Law to register any products or materials required to be registered by VBF (or any of its agents) thereunder. To VBF’s Knowledge, there is no Proceeding, notice or demand letter pending or threatened against VBF relating in any way to Environmental Laws, or notice or demand letter issued, entered, promulgated, or approved thereunder. To VBF’s Knowledge, no property now or previously owned, leased or operated by VBF, nor any property to which Hazardous Substances located on or resulting from the use of any Asset or the Premises have been transported, is listed or, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state, local or foreign list of sites requiring investigation or cleanup.

10

3.13 Material Customers. There are no outstanding material disputes with any customers. The terms under which customers purchase services from VBF are at market rates and are the result of armslength Transactions. VBF is in compliance with all material conditions and compliance requirements contained in any agreement between VBF and any customer. No customer has notified VBF that it will stop, or materially decrease the rate of, buying services from the Business or otherwise materially change the terms of its relationship with the Business after, or as a result of, the consummation of any of the Transactions.

3.14 Insurance. VBF has been covered since January 1, 2020 by insurance in amount and scope customary and reasonable for the business in which it has engaged during such period.

3.15 Permits. VBF possess all material Permits and have made all notifications, registrations, certifications, and filings with all Governmental Authorities, necessary for the operation of the Business as presently conducted by VBF. VBF is in compliance in all material respects with all such Permits and all such Permits are in full force and effect. VBF has not received written notice from any Governmental Authority, which remains outstanding, regarding any proposed modification, nonrenewal, suspension, or cancellation of any such Permits, and to the Knowledge of VBF, no event has occurred which could reasonably be expected to result in the modification, non-renewal, suspension, or cancellation of any such Permits. There is no Action pending, or to the Knowledge of VBF, threatened by any Governmental Authority with respect to (i) any alleged violation by VBF of any Law, policy, or guideline of any Governmental Authority, (ii) any alleged failure by VBF to have any Permit required in connection with the operation of the Business, or (iii) any revocation, cancellation, rescission, modification, or refusal to renew in the ordinary course, any of the Permits. No material Permit has ever been revoked, cancelled, rescinded, modified or been subject to a refusal to renew.

3.16 Satisfaction of Financial Obligations. VBF has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy or insolvency petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under the Transaction Documents.

3.17 Brokers and Finders. VBF has not enlisted the services of a broker having any valid right, interest or claim against or upon Buyer for any commission, fee, or other compensation pursuant to VBF’s agreement with Buyer or any other agreement, arrangement or understanding entered into by or on behalf of VBF.

11

3.18 Other Representations and Warranties. Since the date of the Financial Statements, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Business, any: (a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) amendment of the charter, by-laws or other organizational documents of VBF; (c) material change in any method of accounting or accounting practice of the Company, except as required by GAAP or as disclosed in the notes to the Financial Statements; (d) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits; (e) entry into any Contract that would constitute a Material Contract; (f) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice; (g) transfer, assignment, sale or other disposition of any of the Acquired Assets shown or reflected in the Financial Statements or cancellation of any debts or entitlements; (h) transfer or assignment of or grant of any license or sublicense under or with respect to any material Company Intellectual Property or Company Intellectual Property Agreements except non-exclusive licenses or sublicenses granted in the ordinary course of business consistent with past practice; (i) abandonment or lapse of or failure to maintain in full force and effect any material Company IP Registration, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material Trade Secrets included in the Company Intellectual Property; (j) material damage, destruction or loss whether or not covered by insurance to the Business or Acquired Assets; (k) any capital investment in, or any loan to, any other Person; (l) acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which VBF is a party or by which it is bound; (m) any material capital expenditures; (n) imposition of any Encumbrance upon any of the Business or Acquired Assets, tangible or intangible; (o) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed ten thousand dollars ($10,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant; (p) hiring or promoting any person or employee except to fill a vacancy in the ordinary course of business; (q) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral; (r) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its stockholders or current or former directors, officers and employees; (s) entry into a new line of Business or abandonment or discontinuance of existing lines of Business; (t) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; (u) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of ten thousand dollars ($10,000); (v) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof; or, (w) action by VBF to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

12

3.19 Fair Consideration; No Fraudulent Conveyance. VBF is not entering into this Agreement and the other agreements referenced in this Agreement with the intent to defraud, delay or hinder its creditors and the consummation of the Transactions, and the other agreements referenced in this Agreement, will not have any such effect. The Transaction will not constitute a fraudulent conveyance, or otherwise give rise to any right of any creditor of VBF whatsoever to any of the Business and Acquired Assets after the Closing.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER REGARDING PURCHASE OF SECURITIES

4.1 Purchase Entirely for Own Account. Buyer confirms that the shares of VBF Common Stock to be acquired by Buyer or their respective designees will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Buyer further represents that Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of such shares of VBF Common Stock. Buyer has not been formed for the specific purpose of acquiring such shares of VBF Common Stock.

4.2 Disclosure of Information. Buyer has had an opportunity to discuss VBF’s business, management, financial affairs and the terms and conditions of the offering of the shares of VBF Common Stock to be acquired by Buyer with VBF’s management and has had an opportunity to review VBF’s facilities. Buyer understands that such discussions, as well as any written information delivered by VBF to Buyer, were intended to describe the aspects of VBF’s business which VBF believes to be material. Buyer reviewed SIGO and VBF’s filings with the Securities and Exchange Commission and/or OTC Markets, including all of Buyer’s audited financial statements, current reports, and material quarterly and annual disclosures. further acknowledges and agrees that its purchase of the restricted securities involves risks. Buyer (i) either alone or together with its representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment, and make an informed decision to so invest, and has so evaluated the risks and merits of such investment; (ii) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment; (iii) understands the terms of, and the risks associated with the acquisition of the restricted shares, including, without limitation, a lack of liquidity, price transparency or pricing availability and risks associated with the industry in which VBF operates; and, (iv) has had the opportunity to review such disclosures regarding its business, financial condition and its prospects as Buyer determined to be necessary in connection with the acquisition of the VBF Common Stock. Buyer is an “accredited investor" as that term is defined in Regulation D promulgated under the 1933 Securities and Exchange Act.

4.3 Restricted Securities. Buyer understands that the shares of VBF Common Stock to be acquired by Buyer have not been registered under the Securities Act. Buyer understands that the shares of VBF Common Stock are being issued to Buyer pursuant to Section 4(2) under the Securities Act or Regulation D promulgated under the Securities Act. Buyer understands that such shares of VBF Common Stock are “restricted securities” under applicable U.S. federal and state securities laws and agrees to resell the shares of VBF Common Stock only pursuant to registration under the Securities Act, or pursuant to an available exemption from registration. Buyer agrees not to engage in hedging transactions with regard to the shares of VBF Common Stock unless in compliance with the Securities Act.

13

4.4 Rule 144. Buyer is familiar with the provisions of Rule 144 promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer of the securities (or from an affiliate of such issuer), in a non-public offering subject to the satisfaction of certain conditions. Buyer understands that VBF provides no assurances as to whether it will be able to resell any or all of the shares of VBF Common Stock pursuant to Rule 144, which rule requires, among other things, that Buyer be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, that resales of securities take place only after the holder of the shares has held the shares for certain specified time periods, and under certain circumstances, that resales of securities be limited in volume and take place only pursuant to brokered transactions. Notwithstanding this Section, Buyer acknowledges and agrees to the restrictions set forth in Section 4.5 below.

4.5 Resale Securities Restrictions. Buyer further understands that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A promulgated under the Securities Act, or some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the staff of the Securities and Exchange Commission has expressed its opinion that Persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

4.6 No General Solicitation. Buyer acknowledges that neither Buyer, nor any of its officers, employees, agents, directors, members or partners (a) has engaged the services of a broker, investment banker or finder to contact any potential investor nor has VBF or any of VBF’s officers, employees, agents, directors, members or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor; (b) engaged in any general solicitation; or (c) published any advertisement in connection with the offer and sale of the shares of VBF Common Stock being issued hereunder.

4.7 Reliance on Exemptions. Buyer understands that the VBF Common Stock being offered and issued to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that VBF is relying in part upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of Buyer set forth in this Article 4 in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the VBF Common Stock.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to VBF to enter into and perform its obligations under this Agreement, as of the Closing Date, Buyer represent and warrant to VBF as follows:

5.1 Organization, Corporate Power and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the states of California and is duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts business, except where the failure to so qualify will not have a material adverse effect on Buyer’s ability to perform its obligations under the Transaction Documents to which it is a party. Buyer has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

14

5.2 Authorization of Agreement. The execution, delivery, and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer, as the case may be, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws and equitable principles relating to or limiting creditors’ rights generally.

5.3 Effect of Agreement. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the charter documents or bylaws of Buyer or any Law to which Buyer is subject, or any judgment, award or decree or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect thereof will not be materially adverse to Buyer’s ability to fulfill its obligations under the Transaction Documents to which it is a party.

5.4 Approvals. No Approval or Order or Action of, or filing with, any Governmental Entity or other Person is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by Buyer of the Transactions other than such filings that may be required under applicable Securities Law and California law and the Licensing Authorities.

5.5 Legal Proceedings. There is no Order or Action pending, or, to the knowledge of Buyer, threatened, against or affecting Buyer in connection with Buyer’s performance of the Transactions. There is no matter as to which Buyer or, to the knowledge of Buyer, any Affiliate of Buyer has received any notice, claim or assertion, or, to the knowledge of Buyer, which otherwise has been threatened against or affecting Buyer in connection with Buyer’s performance of the Transactions.

5.6 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business, Acquired Assets, and Assumed Liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of VBF for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, Buyer has relied solely upon its own investigation and the express representations and warranties of VBF in Article 3; and (b) neither VBF nor any other Person has made any representation or warranty as to the Business, the Acquired Assets, the Assumed Liabilities, or this Agreement, except as expressly set forth in Article 3 of this Agreement.

ARTICLE 6

ADDITIONAL COVENANTS

6.1 Confidentiality. All non-public information disclosed by any party to any other party, whether before or after the date hereof, in connection with the Transactions, or the discussions and negotiations preceding this Agreement shall be kept confidential by the receiving party and shall not be used by any receiving party other than as contemplated by this Agreement, except to the extent that such information shall have become public knowledge other than through a breach of this Agreement by receiving party seeking to disclose the information, may otherwise be required by Law, or to the extent such duty as to confidentiality is waived in writing by the disclosing party.

VBF, shall not, and VBF shall use all reasonable efforts to cause its representatives and Affiliates to not, at any time after the Closing, make use of, divulge or otherwise disclose, directly or indirectly, any trade secret, other proprietary data (including, but not limited to, any customer list, record or financial information), or other confidential information, concerning the Acquired Assets, except to the extent that such information may otherwise be required by Law or to the extent such duty as to confidentiality is waived in writing by Buyer.

15

The obligations under this Section 6.1 shall not expire.

6.2 License Change of Ownership Application Cooperation. Consistent with the Management Services Agreement, the Cooperation Agreement and the Executive Employment Agreement, after the Closing, VBF and Livacich shall provide Buyer, or cause to be provided to Buyer, any records and all other information in their respective possession (or reasonably available to them) as may be reasonably requested and determined to be necessary by Buyer in connection with the preparation of Buyer’s license change of ownership applications Buyer’s obligations to conduct an independent audit of VBF in order to comply with any financial reporting obligations in connection with the consummation of the Transactions.

6.3 Tax/Audit Cooperation. After the Closing, VBF and Lori Livacich shall provide Buyer any applicable records and other information in their respective possession (or reasonably available to them) requested by Buyer in connection with the preparation of any Tax Returns or in connection with any Tax investigation, or financial audit or other proceeding. Any information obtained pursuant to this Section 6.3, or pursuant to any other Section hereof providing for the sharing of confidential information, shall be subject to Section 6.1.

6.4 All Reasonable Efforts. Subject to the terms and conditions herein provided, each of VBF and Livacich shall use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, and advisable under applicable Laws and regulations to consummate and make effective as promptly as practicable the sale of the Acquired Assets to Buyer and their compliance with the terms and conditions of the Management Services Agreement, Executive Employment Agreement, Cooperation Agreement, sub-lease option agreement. If at any time after the Closing any further action is necessary to carry out the purposes of the Transaction Documents, including, without limitation, the execution of additional documents or instruments, the parties to the Transaction Documents shall take all such necessary action.

6.5 Post-Closing Cooperation Relating to Acquired Assets. For a period of 12 months following the Closing Date, if reasonably requested by Buyer and reasonably performable by VBF and Livacich, (a) VBF, and Livacich shall exercise all commercially reasonable efforts to cooperate with Buyer in enforcing the terms of any agreements between VBF and any third party involving the activities associated with the Business and Acquired Assets (at the cost and expense of Buyer, if any); and (b) VBF and Livacich shall cooperate fully with Buyer and make all commercially reasonable efforts to provide access to any records or personnel of VBF (that are then reasonably available to VBF) to the extent Buyer finds such access necessary in order to transition ownership of Acquired Assets into service of Buyer.

6.6 Non-competition and Non-Solicitation.

With the exception of Livacich’s involvement with, and participation in, the Calamus and Potter Road, LLC projects, VBF and Livacich covenants and agrees that, commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date (the “Noncompetition Period”), neither VBF nor Livacich shall, without the prior written consent of Buyer, directly or indirectly, in any capacity (including as an officer, director, manager, member, stockholder, partner, employee, consultant, contractor, investor or lender), engage in or have any direct or indirect ownership interest in, any Competing Business located, operating or engaged in business in the State of California utilizing the Business or Acquired Assets sold to Buyer.

“Competing Business” means operating a cannabis dispensary business operating under a Marijuana Cultivation license, and a Marijuana Product Manufacturer license businesses in the State of California.

Unless agreed to in advance by Buyer, VBF and Lori Livacich covenants and agrees that during the Noncompetition Period, neither shall employ, retain, engage, or solicit the employment or engagement of services of any current or former employee of VBF employed by Buyer after the Closing, in a full or part-time basis in a Competing Business and VBF and Livacich will fully comply with the Cooperation Agreement.

16

VBF and Livacich acknowledges that any violation of this Section 6.6 may result in irreparable injury to Buyer and the Business and Acquired Assets and agrees that Buyer shall be entitled to seek an injunction against VBF and Livacich from any court having jurisdiction over the matter, restraining any further violation of this Section 6.6, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled. VBF and Livacich acknowledges that each has carefully read this Agreement and has considered the restraints imposed upon such VBF and Livacich by this Section 6.6 and is in full accord as to their necessity for the reasonable and proper protection of confidential information and other legitimate business interests relating to the Business now existing and to be developed in the future. VBF and Livacich expressly acknowledges and agrees that each and every restraint imposed by this Section 6.6 is reasonable with respect to subject matter, time period and geographical area.

In the event that any covenant contained in this Section 6.6 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.6 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

ARTICLE 7 INDEMNIFICATION; SURVIVAL

7.1 Indemnification by VBF, SIGO and Livacich. Subject to the terms and conditions of this ARTICLE 7, following the Closing, VBF, SIGO and Livacich shall indemnify, defend and hold harmless Buyer and each of its Affiliates, and their respective stockholders, members, successors, assigns, directors, officers, and representatives and each of their respective successors and assigns (collectively, the “Buyer Indemnified Parties”), and hold them harmless from, any Loss suffered or incurred by any such Buyer Indemnified Party, whether such Loss exists or accrues prior to, or subsequent to or on the Closing Date, to the extent such Loss arose or resulted from:

•	any inaccuracy or breach as of the date hereof or as of the Closing Date of any representation or warranty of VBF, SIGO and Livacich contained in this Agreement or any other Transaction Document;
•	the nonfulfillment, nonperformance or other breach of any agreement, covenant, obligation or undertaking of VBF, SIGO and Livacich contained in this or any other Transaction Document;
•	any Excluded Asset or Excluded Liability;
•	any Tax imposed on VBF, SIGO and Livacich as a result of the Transactions;
•	any liability including costs and attorney fees should the Conditions to this Agreement in Section 2.4 fail; and,
•	the operation of the Business, including all liabilities of any kind, prior to the Closing Date.

For purposes of determining whether there has been a breach and the amount of any losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material” or “material adverse effect” (fully as if any such word or phrase were deleted from such representation and warranty).

17

7.2 Indemnification by Buyer. Subject to the terms and conditions of this ARTICLE 7, following the Closing, Buyer shall indemnify the VBF, SIGO and Livacich and their respective officers, directors, shareholders, affiliates, employees, assigns, agents and Representatives and each of their respective successors and assigns, heirs and beneficiaries (collectively, the “VBF Indemnified Parties”) against, and hold them harmless from, any Loss suffered or incurred by any such VBF Indemnified Party, whether such Loss exists or accrues prior or subsequent to the Closing Date, arising or resulting from or based upon:

•	any inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement or any other Transaction Document;
•	the nonfulfillment, nonperformance or other breach of any agreement, covenant, obligation or undertaking of Buyer or Buyer contained in this or any other Transaction Document; and
•	the operation of the Business by Buyer or Buyer after the Closing Date.

For purposes of determining whether there has been a breach and the amount of any losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material” or “material adverse effect” (fully as if any such word or phrase were deleted from such representation and warranty).

7.3	Termination of Indemnification. The obligations to indemnify and hold harmless an Indemnified Party (i) pursuant to Section 7.1 and Section 7.2 shall terminate when the applicable representation or warranty terminates pursuant to Section 7.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any specific matter as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a written notice thereof (stating in reasonable detail the basis of such claim) (a “Claim Notice”) to the Indemnifying Person.
7.4	Procedures Relating to Indemnification for Third-Party Claims.

In order for an Indemnified Person to be entitled to any indemnification provided for under this ARTICLE 7 in respect of, arising out of or involving a claim or demand made by any third-party against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must provide the Indemnifying Person with a Claim Notice regarding the Third-Party Claim promptly and in any event within thirty (30) days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and solely to the extent that, the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure; provided, further that only VBF, or VBF’s successors or assigns, may make claims on behalf of VBF.

If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person; provided, however, that any such assumption of the defense by the Indemnifying Person shall constitute an acknowledgement and acceptance by the Indemnifying Person of its obligation to indemnify the Indemnified Person for all Losses arising out of such ThirdParty Claim. If the Third-Party Claim includes allegations for which the Indemnifying Person both would and would not be obligated to indemnify the Indemnified Person, the Indemnifying Person and the Indemnified Person shall in that case jointly assume the defense thereof. If in the reasonable good faith opinion of any Indemnified Person a conflict of interest exists in respect of such claim (including that the Indemnified Person has defenses available to it that may conflict with those of the Indemnifying Person), such Indemnified Person shall have the right to employ separate counsel to represent such Indemnified Person and in that event the legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof shall be paid by the

18

Indemnifying Person. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and, at its own expense, to employ counsel reasonably acceptable to the Indemnifying Person, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the fees and expenses of counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof. The Indemnified Person shall cooperate with the Indemnifying Person in the defense or settlement thereof, and the Indemnifying Person shall reimburse the Indemnified Person for all its reasonable out-of-pocket expenses in connection therewith. The Indemnifying Person shall not, in the defense of a third party claim, make any payment of any of such claims, consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of the Indemnified Person (which consent shall not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) involves only the payment of money damages and does not involve any finding or admission of any violation of Law, (ii) includes, as an unconditional term thereof, a release of such Indemnified Person given by the claimant or the plaintiff from any liabilities arising from such Third Party Claim, and (iii) does not impose an injunction or other equitable relief, directly or indirectly, upon such Indemnified Person or result in an admission of any wrongdoing by the Indemnified Person. If the Indemnifying Person fails to vigorously defend the Third Party Claim, then the Indemnified Person will have the right to defend, at the sole cost and expense of the Indemnifying Person, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Person (with the consent of the Indemnifying Person, which consent will not be unreasonable withheld conditioned or delayed), but only to the extent that the Indemnified Person is entitled to indemnification pursuant to this ARTICLE 7.

7.5	Procedures Relating to Indemnification for Non-Third-Party Claims. In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand that is not a Third-Party Claim, such Indemnified Person must provide the Indemnifying Person with a Claim Notice; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except, and solely to the extent that, the Indemnifying Person shall have been actually and materially prejudiced as a result of such failure provided. The Claim Notice shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnifying Person will have thirty (30) days from receipt of such Claim Notice to dispute the claim and will reasonably cooperate and assist the Indemnified Person in determining the validity of the claim for indemnification. If the Indemnifying Person does not give notice to the Indemnified Person that it disputes such claim (which such dispute notice shall set forth in reasonable detail the reasons for such dispute) within thirty (30) days after its receipt of the Claim Notice, the claim specified in such Claim Notice shall be conclusively deemed a Loss subject to indemnification hereunder.
7.6	Survival of Representations, Warranties, Covenants and Agreements. The representations and warranties of VBF, SIGO and Livacich contained in this Agreement and the other Transaction Documents shall survive the Closing and remain in full force (i) indefinitely, including, without limitation, with respect to Section 3.1 (Organization, Power, Standing), Section 3.2 (Authorization and Approval of Agreements), and Section 3.7 (Leased Real Property; Tangible Property; Title to Acquired Assets), (ii) for a period of sixty (60) days following the expiration of the applicable statute of limitations (including extensions), with respect to matters covered by Section 3.9 (Tax Matters), and (iii) for a period of twenty-four (24) months following the Closing Date with respect to all other representations, warranties and covenants, except that any representation or warranty that would otherwise terminate and will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification is satisfied or otherwise resolved as
19

7.7	provided in this ARTICLE 7. The representations and warranties of Buyer or Buyer contained in this Agreement and the other Transaction Documents shall survive the Closing and remain in full force (x) indefinitely, with respect to Section 4.1 (Organization, Corporate Power, Authority), Section 4.2 (Authorization of Agreement), and (y) for a period of period of twenty-four (24) months following the Closing Date with respect to all other representations, warranties and covenants, except that any representation or warranty that would otherwise terminate in accordance with clause (x) and (y) will continue to survive if a written notice of a breach thereof shall have been timely given to the breaching party by the other party on or prior to such termination date, until the related claim for indemnification is satisfied or otherwise resolved as provided in this ARTICLE 7.
7.8	Sole Remedy. Provided that Closing has occurred, except with respect to claims related to fraud or willful misconduct, claims made pursuant to this ARTICLE 7 shall constitute the sole remedy for Losses under the terms of this Agreement and in connection with the Transactions.
7.9	Right to Indemnification. The rights of Buyer to indemnification or any other remedy under this Agreement shall not be impacted or limited by any knowledge that Buyer may have acquired, or could have acquired, whether before or after the Closing Date, nor by any investigation or diligence by Buyer. VBF hereby acknowledges that, regardless of any investigation made (or not made) by or on behalf of Buyer, and regardless of the results of any such investigation, Buyer has entered into the Transactions in express reliance upon the representations and warranties of VBF and SIGO made in this Agreement.
7.10	Characterization of Indemnification Payments. The Parties shall treat any indemnification payment made pursuant to this Article 7 as an adjustment to the purchase price unless the Indemnified Person provides an opinion of a nationally recognized tax counsel that any such amount will not constitute an adjustment to the purchase price for federal income tax purposes.

ARTICLE 8 GENERAL

8.1 Amendments; Waivers. This Agreement and any Exhibit and Schedule attached hereto may be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

8.2 Exhibits; Integration. Each Exhibit and Schedule delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement. This Agreement, together with such Exhibits and Schedules, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

8.3 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of California without regard to the choice of Law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California located in Los Angeles and the United States District Court for Central District of California for the purpose of any suit, action, proceeding, or judgment relating to or arising out of this Agreement and the Transactions. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum

20

8.4 No Assignment. Neither this Agreement nor any rights or obligations hereunder are assignable without the prior written consent of the other parties.

8.5 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

8.6 Counterparts. This Agreement and any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party. A signed copy of this Agreement or any other Transaction Documents delivered by facsimile or by other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy.

8.7 Publicity and Reports. No party shall issue a press release, public statement or other public notice relating to this Agreement, or the Transactions, without obtaining the prior consent of the other party.

8.8 Remedies Cumulative. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. In addition, Article 8 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of this Agreement or with respect to any misrepresentation.

8.9 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third Person to any party to this Agreement.

8.10 Notices. All notices and other communications required or permitted under this Agreement or any other Transaction Documents shall be in writing and shall be either hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage prepaid, or sent by nationally recognized express courier service. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three Business Days after mailing if sent by mail, and one Business Day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8.10:

If to Buyer, addressed to:

Salinas Diversified Ventures, Inc.

633 5th Street, Ste. 2826

Los Angeles, CA 90071

Corporate Phone: (305) 450-5222

Attention: Jesus M. Quintero

Email: jesus@hempsmart.com

with a copy (which shall not constitute notice) to:

MAILANDER LAW OFFICE, INC.

4811 49th Street

San Diego, CA 92115

Phone: (619) 239-9034

Fax: (619) 537-7193

Attention: Tad Mailander

Email: tad@mailanderlaw.net

21

If to VBF, addressed to:

VBF Brands, Inc.

Ms. Lori Livacich

20420 Spence Road

Salinas, CA 93908

Phone: 949 254-3698

Email: lori@vortextennis.com, lori@vbfbrands.com

If to SIGO and Livacich, addressed to:

Ms. Lori Livacich

20420 Spence Road

Salinas, CA 93908

Phone: 949 254-3698

Email: lori@vortextennis.com, lori@vbfbrands.com

If to St. George, addressed to:

Mr. John Fife

303 East Wacker Drive, Ste. 1040

Chicago, IL 60601

Phone: (312) 297-7004

Email: jfife@chicagoventure.com

or to such other address or to such other Person as either party shall have last designated by such notice to the other party.

8.11 Expenses and Attorneys’ Fees. Each party shall be responsible for its own expenses and attorneys’ fees incurred in negotiating, executing, preparing and delivering the Transaction Documents, including but not limited to all legal, accounting, broker, finder and financial advisor fees.

8.12 Specific Performance. Each party acknowledges that, in view of the uniqueness of the Acquired Assets and the Transactions, each party would not have an adequate remedy at Law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at Law or in equity.

ARTICLE 9 DEFINITIONS

9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided:

•	the terms defined in this Article 9 have the meanings assigned to them in this Article 9 and include the plural as well as the singular;
•	all accounting terms not otherwise defined herein have the meanings assigned under GAAP;
•	all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement;
•	unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements and shall be deemed to be followed by the words “without limitation.”
22

•	pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and
•	the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

As used in this Agreement and the Exhibits delivered pursuant to this Agreement, the following definitions shall apply.

“Action” means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Approval” means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assumed Contracts” has the meaning set forth in Section 1.1(a).

“Assumed Customer Accounts” has the meaning set forth in Section 1.1(b).

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the States of California are authorized or obligated to close.

“Business Intellectual Property” means all Intellectual Property that is used in the operation of the Business.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Contract” means all contracts, agreements, licenses (including implied licenses), sales order, purchase order, commitments, leases, liens, debt instruments, indentures, settlements, obligations, liabilities, partnerships, arrangements and understandings, in any case whether written or oral, which constitute contracts under applicable Laws.

“Customer Accounts” means the Customer Accounts listed on Schedule 1.1(b) to this Agreement.

“Employee Benefit Arrangements” means, whether written or oral, each and all pension, supplemental pension, deferred compensation, incentive award or benefit, option or other equitybased program, accidental death and dismemberment, insurance coverage (including self-insured arrangements) life and health benefits (including medical, dental, vision and hospitalization), short- and long-term disability, fringe benefit, cafeteria plan, flexible spending account programs, employment, severance and other employee benefit arrangements, plans, contracts, policies or practices maintained by VBF or Stockholder (as applicable to the Business) that provides or provided employee or executive compensation or benefits to or for any employees or former employees of VBF or Stockholder (as applicable to the Business), other than the Employee Plans.

23

“Employee Plans” means each and all “employee benefit plans,” as defined in Section 3(3) of ERISA, maintained or contributed to by VBF (as applicable to the Business) or in which VBF (as applicable to the Business) participates or participated and that provides (or when in effect provided) benefits to or for employees of VBF that is (or when in effect was) subject to any provision of ERISA (including Title IV of ERISA) and is maintained or contributed to by VBF or any of its Affiliates. For purposes of this Agreement, “Employee Plan” also includes any arrangement that would be defined as an “employee benefit plan” under Section 3(3) of ERISA if it was not (i) otherwise exempt from ERISA by another section of ERISA or (ii) maintained outside the United States.

“Environmental, Health and Safety Laws” means, all Laws relating to or imposing Liability or standards of conduct concerning pollution or protection of the environment, public health and safety, or employee health and safety, and all judgments, orders and decrees of any Governmental Entity having the force and effect of law issued or promulgated thereunder, and all related common law theories (including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Occupational Safety and Health Act of 1970, each as amended).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Contracts” has the meaning set forth in Section 1.2(a).

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Financial Statements” has the meaning set forth in Section 3.5.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Entity” means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Indebtedness” means, as to any Person, without duplication, the aggregate amount of (a) all obligations for borrowed money and all accrued but unpaid prepayment premiums or penalties and any other fees and expenses paid to satisfy such indebtedness, (b) all obligations evidenced by bonds, debentures, notes or similar instruments, (c) all obligations upon which interest charges are customarily paid, (d) all obligations under conditional sale or other title retention agreements relating to property purchased, (e) all obligations issued or assumed as the deferred purchase price of property or services (excluding obligations to creditors for goods and services incurred in the ordinary course of business and accrued expenses), (f) all capitalized lease obligations, (g) all obligations of others secured by any Lien on property or assets owned or acquired, whether or not the obligations secured thereby have been assumed, (h) all obligations under standby letters of credit, (i) all obligations to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, and (j) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness (as defined in the preceding clauses) of any other Person.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including all forms of intellectual property and proprietary rights, whether or not subject to registration or registered, including software, inventions (whether or not patentable or reduced to practice) and all improvements thereto, trademarks, service marks, trade names including “VBF Brands” value and purpose, corporate names, trade dress, logos, and other indicators of source (and the goodwill associated therewith), copyrightable works and all works of authorship (whether or not copyrightable), “moral” rights, know-how, trade secrets, technologies, databases, processes, techniques, protocols, methods, formulae, algorithms, layouts, designs, specifications, confidential information, testing information, research and development information, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists, and copies and tangible embodiments of any of the forgoing.

24

“Knowledge of VBF, SIGO or Livacich” or any similar phrase means the actual knowledge of Livacich and knowledge that Livacich would acquire upon due inquiry.

“Law” means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

“Liabilities” means any direct or indirect liability, Indebtedness, guaranty, claim, loss, damage, deficiency, assessment, fine, penalty, obligation or responsibility of any kind or nature, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, asserted or unasserted, due or to become due, accrued or unaccrued, absolute, known or unknown, matured or unmatured, contingent or otherwise.

“Licensing Authorities” means the City of Salinas, County of Monterey, and the State of California.

“Lien” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, Law, equity or otherwise.

“Loss” or “Losses” means any losses, expenses, fees, costs, damages, fines, penalties, judgments, awards, financial responsibility for investigation, removal and clean-up costs and natural resource damage, actions, suit or proceedings and other Liabilities, including fees and expenses of attorneys, accountants, third-party experts and consultants, less insurance recovery, if any.

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Permit” means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Liens” means (i) Liens for Taxes not delinquent or being contested in good faith through appropriate proceedings, (ii) statutory landlord’s, mechanic’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which are set forth on the face of the August 12, 2017 balance sheet, (iii) recorded easements, covenants and other restrictions of record.

“Person” means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

“Real Property Leases” has the meaning set forth in Section 3.7.

“Tax” means (a) any U.S. federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, escheat (whether or not considered a tax under applicable law), sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, healthcare (whether or not considered a tax under applicable law) or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for a “Tax” (as described in clause (a)) of another Person resulting from any transferee, secondary, contractual or other similar liability, or (c) any liability for a “Tax” (as described in clause (a)) of another Person assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (within the meaning of Section 1504 of the Code or any similar applicable provision of state, local or foreign law) (or being included (or required to be included) in any Tax Return relating thereto).

“Taxing Authority” means any Governmental Entity that is authorized by law to assess, levy and collect taxes.

25

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, including all schedules and exhibits, the Bill of Sale, the Assignment and Assumption Agreement, and the Promissory Note.

“Transactions” means the transactions contemplated by the Transaction Documents.

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed by its duly authorized officers as of the Effective Date.

Signature Page Follows

26

BUYER:

SALINAS DIVERSIFIED VENTURES, INC.
A California corporation and wholly owned subsidiary of MARIJUANA COMPANY OF
AMERICA, INC., a Utah corporation

By:	/s/ Jesus M. Quintero
Name:	Jesus M. Quintero
Title:	Principal Executive Officer

VBF BRANDS, INC.
A California corporation and wholly owned subsidiary of SUNSET ISLAND GROUP, INC., a Colorado corporation.

By:	/s/ Lori Livacich
Name:	Lori Livacich
Title:	Principal Executive Officer

LORI LIVACICH

By:	/s/ Lori Livacich
Lori Livacich

ST. GEORGE INVESTMENTS, LLC

By:
Name:	John Fife
Title:	Manager

27